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                                                                    EXHIBIT 12.2

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
           STATEMENT RE: COMPUTATION OF RATIO OF TOTAL DEBT TO EBITDA
                                  (Unaudited)
                                 (in thousands)

                                         As at December 31, 1997
                                         ----------------------
Senior Subordinated Notes                       150,000
Capital leases                                   26,966
Other debt                                       29,277
                                              ---------
Total debt                                      206,243

EBITDA after other adjustment                    58,243
Ratio of total debt to EBITDA                      3.54
                                              =========